Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NORTHERN STATES POWER COMPANY

(Exact name of registrant as specified in its charter)

MINNESOTA (State or other jurisdiction of incorporation or organization)	41-0448030 (I.R.S. Employer Identification No.)

414 Nicollet Mall Minneapolis, Minnesota (Address of principal executive offices)	55401 (Zip Code)

EXECUTIVE LONG-TERM INCENTIVE AWARD STOCK PLAN

(Full title of plan)

John P. Moore Jr. Vice President and Corporate Secretary Northern States Power Company 414 Nicollet Mall Minneapolis, Minnesota 55401 (612)- 330-5500	Peter D. Clarke Gardner, Carton & Douglas 321 North Clark Street Suite 3400 Chicago, Illinois 60610 (312) 245-8685

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each	Amount	maximum	maximum	Amount of
class of securities	being	offering price	aggregate	registration
being registered	registered[1]	per share[2]	offering price[2]	Fee[2]

Common Stock, Par Value $2.50 Per Share	300,000 shs.	$20.625	$6,187,500	$1,721

[1]	In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional securities in order to adjust the number of securities reserved for issuance pursuant to the plan as a result of a stock split, stock dividend or similar transaction affecting the Common Stock.

[2]	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 475(c) and (h), based upon the average of the high and low prices of the Common Stock reported in the “NYSE-Composite Transactions” Section of the Midwest Edition of the Wall Street Journal for November 18, 1999.

PART II
SIGNATURES
EXHIBIT INDEX

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

      The following documents, as filed with the Securities and Exchange Commission, are incorporated herein by reference:

(i) Northern States Power Company’s (the “Registrant”) Annual Report on Form 10-K for the year ended December 31, 1998;

(ii) The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

(iii) The Registrant’s Current Reports on Form 8-K dated March 24, 1999, March 26, 1999, April 6, 1999, April 23, 1999, June 24, 1999, June 28, 1999, July 15, 1999, July 21, 1999, July 27, 1999, September 14, 1999, October 14, 1999 and November 8, 1999.

      All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date thereof and prior to the filing of a post-effective amendment, which indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

ITEM 4.  Description of Securities.

      The Registrant’s Common Stock is registered under Section 12 of the Exchange Act.

ITEM 5.  Interests of Named Experts and Counsel.

      The consolidated financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Northern States Power Company for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated balance sheets of New Century Energies and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 1998, and schedule incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accounts, as set forth in their report. The financial statements and supporting schedule referred to above have been included herein in reliance upon the authority of that firm as experts in giving said report.

      Gary R. Johnson, Esquire, General Counsel of NSP, will pass upon the legality of the shares of NSP Common Stock to be issued under the plan. Mr. Johnson is the beneficial owner of 82,249 shares of NSP Common Stock.

ITEM 6.  Indemnification of Directors and Officers.

      Section 302A.521 of Minnesota Statutes permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in the Restated Articles of Incorporation, as amended, Article 4 of the Bylaws of the Registrant contains provisions for indemnification of its directors and officers consistent with the provisions of Section 302A.521 of the Statutes. The Registrant’s Restated Articles of Incorporation also contain provisions limiting the liability of the Registrant’s directors in certain instances.

      The Registrant has obtained insurance policies indemnifying the Registrant and the Registrant’s directors and officers against certain civil liabilities and related expenses.

ITEM 7.  Exemption from Registration Claimed.

      Not applicable.

ITEM 8.  Exhibits.

Exhibit
No.	Description

4.01	Copy of Amended and Restated Executive Long-Term Incentive Award Stock Plan, effective as of January 1, 1998 [filed as Exhibit 10.01 to the Registrant’s Form 10-Q (file no. 1-3034) for the quarter ended March 31, 1998 and incorporated by reference herein].

4.02	Restated Articles of Incorporation, as amended [filed as Exhibit 3.01 to the Registrant’s Form 10-Q (file no. 1-3034) for the quarter ended March 31, 1999 and incorporated by reference herein].

4.03	By-laws of the Company [filed as Exhibit 3.01 to the Registrant’s Form 10-Q (file no. 1-3034) for the quarter ended June 30, 1999 and incorporated by reference herein].

5.01	Opinion of counsel.

23.01	Consent of independent accountants.

23.02	Consent of independent accountants.

Exhibit
No.	Description

23.03	Consent of legal counsel (see Item 5.01).

24.01	Power of attorney.

ITEM 9.  Undertakings.

A.  Indemnification

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B.  Subsequent Exchange Act Documents.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Other

      The undersigned Registrant hereby also undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

The Registrant

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, and State of Minnesota, on the 22nd day of November, 1999.

NORTHERN STATES POWER COMPANY

/s/ EDWARD J. MCINTYRE

By: Edward J. McIntyre Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES J. HOWARD*	Principal Executive Officer and Director

James J. Howard

/s/ EDWARD J. MCINTYRE*	Principal Financial Officer

Edward J. McIntyre

/s/ ROGER D. SANDEEN*	Principal Accounting Officer

Roger D. Sandeen

/s/ H. LYMAN BRETTING*	Director

H. Lyman Bretting

/s/ DAVID A. CHRISTENSEN*	Director

David A. Christensen

/s/ W. JOHN DRISCOLL*	Director

W. John Driscoll

/s/ GIANNANTONIO FERRARI*	Director

Giannantonio Ferrari

Signature	Title	Date

/s/ DOUGLAS W. LEATHERDALE*	Director

Douglas W. Leatherdale

/s/ MARGARET R. PRESKA*	Director

Margaret R. Preska

/s/ A. PATRICIA SAMPSON*	Director

A. Patricia Sampson

/s/ ALLAN L. SCHUMAN*	Director

Allan L. Schuman

*By: /s/ EDWARD J. MCINTYRE	November 22, 1999

Edward J. McIntyre (attorney-in- fact)

EXHIBIT INDEX

Exhibit
No.	Description

4.01	Copy of Amended and Restated Executive Long-Term Incentive Award Stock Plan, effective as of January 1, 1998 [filed as Exhibit 10.01 to the Registrant’s Form 10-Q (file no. 1-3034) for the quarter ended March 31, 1998 and incorporated by reference herein].

4.02	Restated Articles of Incorporation, as amended [filed as Exhibit 3.01 to the Registrant’s Form 10-Q (file no. 1-3034) for the quarter ended March 31, 1999 and incorporated by reference herein].

4.03	By-laws of the Company [filed as Exhibit 3.01 to the Registrant’s Form 10-Q (file no. 1-3034) for the quarter ended June 30, 1999 and incorporated by reference herein].

5.01	Opinion of counsel.

23.01	Consent of independent accountants.

23.02	Consent of independent accountants.

23.03	Consent of legal counsel (see Item 5.01).

24.01	Power of attorney.